Exhibit 10.1

AMENDED AND RESTATED

DIVIDEND REINVESTMENT PLAN

OF

RUNWAY GROWTH FINANCE CORP.

Effective as of October 25, 2021

Runway Growth Finance Corp., a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to cash dividends or distributions declared by its Board of Directors (the “Board of Directors”) on shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

1.          Unless a stockholder specifically elects to receive cash pursuant to paragraph 4 below, all cash dividends or distributions hereafter declared by the Company’s Board of Directors shall be reinvested by the Company in the Company’s Common Stock on behalf of each stockholder, and no action shall be required on such stockholder’s part to receive such Common Stock.

2.          Such cash dividend or distribution shall be payable on such date or dates (each, a “Payment Date”) as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the cash dividend or distribution involved.

3.          With respect to each cash dividend or distribution pursuant to this Plan, the Board of Directors reserves the right to either issue new shares of Common Stock or purchase shares of Common Stock  in the open market for the accounts of Participants (as defined below) in connection with implementation of the Plan. The number of shares of Common Stock to be issued to a stockholder that has not elected to receive its dividends in cash in accordance with paragraph 4 below (each, a “Participant”) shall be determined by dividing the total dollar amount of the distribution payable to such Participant by the market price per share of the Company’s Common Stock at the close of regular trading of the Nasdaq Global Select Market on the Payment Date, or if no sale is reported for such day, the average of the reported bid and asked prices. However, if the market price per share on the Payment Date exceeds the most recently computed net asset value per share, the Company will issue shares at the greater of (i) the most recently computed net asset value per share and (ii) 95% of the current market price per share (or such lesser discount to the current market price per share that still exceeds the most recently computed net asset value per share). If shares are purchased in the open market to implement the Plan, the number of shares to be issued to a Participant shall be determined by dividing the dollar amount of the distribution payable to such Participant by the weighted average price per share for all shares of Common Stock purchased by the Plan Administrator in the open market in connection with the dividend or distribution. The number of shares to be issued to a Participant pursuant to this paragraph 3 shall be rounded downward to the nearest whole number to avoid the issuance of fractional shares, it being understood that any fractional share otherwise issuable to a Participant but for this proviso shall instead be paid to such Participant in cash as further provided in paragraph 5 below.

4.          A stockholder may elect to receive any portion of its cash dividend or distribution in cash. To exercise this option, such stockholder shall notify Runway Growth Capital LLC (the “Plan Administrator”),in writing so that such notice is received by the Plan Administrator no later than 5 days prior to the record date fixed by the Board of Directors for the first distribution such stockholder wishes to receive in cash. Such election shall remain in effect until the stockholder shall notify the Plan Administrator in writing of such stockholder’s desire to change its election, which notice shall be delivered to the Plan Administrator no later than 5 days prior to the record date fixed by the Board of Directors for the first distribution for which such stockholder wishes its new election to take effect.

5.          The Plan Administrator will set up an account for Shares of Common Stock acquired pursuant to the Plan for each Participant. The Plan Administrator may hold each Participant’s shares of Common Stock, together with the shares of other Participants, in non-certificated form and shall be credited to such Participant on the books and records of the Company. Cash payable to a Participant in lieu of fractional shares pursuant to paragraph 3 shall be paid contemporaneously with the issuance of such shares in connection with such cash dividend.

6.          The Plan Administrator will confirm to each Participant each issuance of shares of Common Stock made to such Participant pursuant to the Plan as soon as practicable following the date of such issuance.

7.          The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Company. There will be no brokerage charges or other charges to stockholders who participate in the Plan.

8.          The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to the effectiveness of such termination.

9.          These terms and conditions may be amended or supplemented by the Company at any time. Any such amendment or supplement may include an appointment by the Plan Administrator in its place and stead of a successor agent under the terms and conditions agreed upon by the Company, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator as agreed to by the Company.

10.         The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors.

11.         These terms and conditions shall be governed by the laws of the State of New York, without regard to the conflicts of law principles thereof, to the extent such principles would require or permit the application of the laws of another jurisdiction.